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                                                           SEC FILE NUMBER
                                                               33-89714
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                                                           CUSIP NUMBER
                                                              756790101
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                        NOTIFICATION OF LATE FILING

(Check One): [ ]  Form 10-K   [ ] Form 20-F   [X]  Form 10-Q    [ ]  Form N-SAR

  For Period Ended: Quarterly period ended September 30,1999 and 1998
                   -----------------------------------

  [ ] Transition Report on Form 10-K
  [ ] Transition Report on Form 20-F
  [ ] Transition Report on Form 11-K
  [ ] Transition Report on Form 10-Q
  [ ] Transition Report on Form N-SAR
  For the Transition Period Ended:
                                  ----------------------------------------------

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

                          RED OAK HEREFORD FARMS, INC.
--------------------------------------------------------------------------------
Full Name of Registrant

                          RED OAK HEREFORD FARMS, INC.
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Former Name if Applicable

                                    N/A
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Address of Principal Executive Office (Street and Number)

                       2010 Commerce Drive, Red oak, Iowa
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City, State and Zip Code

                               Red Oak, Iowa 51566
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

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report on Form 10-Q will be filed on or before the 5th calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

   All information necessary to formulate the 10Q filing could not be gathered and structured into proper form without unreasonable delay because of, among other cause, temporary absense of necessary personnel.

The registrant is assimilating data for the 10Q and plans to file within the required extension period.
                                               (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification

   Harley Dillard                     712                 623-9224
-----------------------          ------------       ------------------
     (Name)                       (Area Code)        (Telephone Number)


     (2)  Have all other periodic reports required under
          Section 13 or 15(d) of the Securities Exchange Act of
          1934 or Section 30 of the Investment Company Act of
          1940 during the preceding 12 months or for such
          shorter period that the registrant was required to
          file such report(s) been filed?  If answer is
          no, identify report(s).                                 [X] Yes [ ] No

          --------------------------------------------------------------------

     (3)  Is it anticipated that any significant change
          in results of operations from the corresponding
          period for the last fiscal year will be
          reflected by the earnings statements to be
          included in the subject report or portion
          thereof?                                                [X] Yes [ ] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

          Estimated operating net loss of the registrant has decreased for the three months ended September 30, 1998 from $1,681,938 to $353,088 for the respective 1999 period. Estimated operating net loss of the registrant has decreased for the nine months ended September 30, 1998 from $4,808,276 to an $2,186,326 for the respective 1999 period.

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                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  November 15, 1999                   By  /a/ Harley Dillard, Treasurer
      -----------------                       ---------------------------------
                                               Harley Dillard, Treasurer